Exhibit 99.1

Investor Contact:

ICR, Inc.

Sherry Bertner

Managing Director

(646) 277-1200

News Media Contact:

DynaVox

Joanne Kaufmann

Communications Manager

(412) 222-7837

DynaVox Reports Fourth Quarter and Fiscal Year 2010 Results

Fourth Quarter Fiscal 2010 Highlights:

Fourth Quarter Aggregated Net Sales of $33.1 Million, an Increase of 8.7% (or 17.2% Adjusting for Extra Week in Prior Year)

Fourth Quarter Aggregated Gross Profit Margin Increased 150 Basis Points to 76.1%

Fourth Quarter Adjusted EBITDA Increased 6.7% (or 13.2% Adjusting for the Extra Week in Prior Year)

Fiscal Year 2010 Highlights:

Fiscal Year 2010 Aggregated Net Sales of $114.3 million, an increase of 25.4% (or 28.4% Adjusting for the Extra Week in Prior Year)

Fiscal Year 2010 Aggregated Gross Profit Margin Increased 230 Basis Points to 75.6%

Fiscal Year 2010 Adjusted EBITDA Increased 34.6% (or 38.3% Adjusting for the Extra Week in Prior Year)

PITTSBURGH, PA — August 25, 2010 — DynaVox (NASDAQ: DVOX), the world’s leading provider of communication and education products for individuals with significant speech, language and learning disabilities, today announced results for its fourth quarter and fiscal year ended July 2, 2010.  The aggregated financial results described below for the fourth quarter and fiscal year ended July 2, 2010 aggregate the results for DynaVox Inc. and its predecessor, DynaVox Systems Holdings LLC, for the periods preceding and following the Company’s April 2010 initial public offering.  See the explanatory note under the caption “Explanatory Note and Non-GAAP Financial Measures” below for more information.

Fourth quarter 2010 aggregated net sales increased 8.7% to $33.1 million, compared to net sales of $30.4 million in the same period last year.  The growth in net sales was a result of a 5.5% increase in sales of speech generating devices, to $26.9 million, and a 25.3% increase in sales of the Company’s special education software, to $6.2 million.

As the Company previously stated, the fiscal fourth quarter of 2010 had one less week than the same period of the prior year.  The Company estimates that the extra week in fiscal 2009 generated approximately $2.2 million in incremental net sales and approximately $0.7 million in incremental operating income and Adjusted EBITDA.  Excluding these estimated incremental net sales in the prior year, fourth quarter aggregated net sales increased by approximately 17.2%. The growth in net sales was a result of an approximate 13.6% increase in sales of speech generating devices, and an approximate 35.0% increase in sales of the Company’s special education software.

Aggregated gross profit for the fourth quarter increased 11.0% to $25.2 million, compared to gross profit of $22.7 million in the fourth quarter of the prior year. The Company’s aggregated gross profit margin increased 150 basis points to 76.1% in the fourth quarter, compared to a gross profit margin of 74.6% in the fourth quarter of the prior year. The improvement in gross margin was primarily the result of a more favorable speech generating device product mix as well as a higher percentage of sales from software.

Aggregated operating income was $8.0 million in the fourth quarter of 2010, compared to operating income of $9.2 million in the same period a year ago.  The fourth quarter of 2010 operating income reflects approximately $1.7 million of equity-based compensation expense, for which expense recognition was accelerated into the fourth quarter of 2010 as a result of the IPO, and approximately $0.5 million of public company related expenses not present in the prior year fourth quarter.  Operating expenses also increased from the prior year due to continued investment in sales & marketing and research & development resources.  As noted above, the prior year fourth quarter operating income includes $0.7 million of estimated additional operating income as a result of the extra week of sales.

GAAP net income for DynaVox Inc. was $1.0 million, or $0.10 per diluted share, for the period April 28, 2010 through July 2, 2010.  For the period April 3, 2010 through April 27, 2010 DynaVox Systems Holdings LLC reported a GAAP net loss of $1.1 million.

Adjusted pro forma net income and adjusted pro forma net income per share, as defined below, were $2.8 million, or $0.09 per diluted share for the fourth quarter, and included $2.1 million of after-tax expenses related to the early retirement of debt from the IPO proceeds, acquisition related costs, and employee severance and other costs.  Excluding these expenses, fourth quarter adjusted pro forma net income and adjusted pro forma net income per share would have been $4.9 million or $0.16 per diluted share.

Adjusted EBITDA increased 6.7% year-over-year for the fourth quarter of 2010 to $12.1 million, compared to $11.4 million in the previous year.  Excluding the estimated $0.7 million benefit from the extra week in the prior year period, Adjusted EBITDA increased 13.2% for the fourth quarter of 2010.

Fiscal Year 2010 Results

For the year ended July 2, 2010, aggregated net sales increased 25.4% to $114.3 million, compared to net sales of $91.2 million in the prior year. Excluding the estimated incremental net sales resulting from the extra week in the prior year, fiscal 2010 aggregated net sales increased 28.4%.

The Company’s aggregated gross profit margin increased 230 basis points to 75.6%, compared to gross profit margin of 73.3% in the prior year.

Aggregated operating income for the year was $23.2 million, compared to operating income of $19.4 million in the prior year.

GAAP net income for DynaVox Inc. was $1.0 million or $0.10 per diluted share for the period April 28, 2010 through July 2, 2010.  For the period July 4, 2009 through April 27, 2010 DynaVox Systems Holdings LLC reported GAAP net income of $7.1 million.

Adjusted pro forma net income and adjusted pro forma net income per share for fiscal year 2010 was $8.2 million or $0.27 per diluted share and included $3.2 million of after-tax expenses related to the early retirement of debt from the IPO proceeds, acquisition related costs, and employee severance and other costs.  Excluding these expenses, fiscal year 2010 adjusted pro forma net income and adjusted pro forma net income per share would have been $11.4 million or $0.38 per diluted share, respectively.

Adjusted EBITDA increased 34.6% to $32.9 million, compared to $24.5 million in the same period last year. Excluding the estimated benefit from the extra week in the prior year, fiscal 2010 Adjusted EBITDA increased 38.3%.

“We are extremely pleased that we were able to reach more people who need DynaVox’s speech generating devices and educational software in the fourth quarter and fiscal year 2010, and we remain confident about our future operating and financial performance,” said Ed Donnelly, DynaVox’s Chief Executive Officer. “For fiscal 2011, we expect our strong revenue growth to continue in the mid-teens percent range, as we continue to execute on our proven strategies in both speech devices and software.”

Mr. Donnelly continued, “We will continue our investment in sales and marketing, internet distribution, and product development.  In the area of product development, as described below, we are introducing an exciting new platform in our education software product line. We believe our focus on innovative product offerings will continue to enable DynaVox to reach more clients in the coming months and years as we execute on our strategies for long-term profitable growth.”

Fiscal Year 2011 Guidance

For fiscal year 2011, the Company expects net sales growth in the range of 14% to 17%.  The Company expects Adjusted EBITDA growth in the range of 15% to 20% and Adjusted pro forma net income per diluted share in the range of $0.56 to $0.62.

New Product Launches

DynaVox is pleased to announce the launch of an exciting new software platform, Boardmaker Studio.   In education software, Boardmaker Studio takes the industry’s most popular software to a new level by incorporating online authoring and editing capabilities, with a large library of professional created and affordable curriculum designed to accelerate student learning and improve teacher efficiency.

In addition, DynaVox launched new proprietary mounting solutions and multiple other accessories that will further differentiate DynaVox as the source for total solutions for both speech generating devices and special education software.

Conference Call

The conference call is scheduled to begin today at 4:30 p.m. EDT. The call will be webcast live over the Internet hosted at the Investor Relations section of DynaVox’s website at http://ir.dynavoxtech.com/index.cfm, and will be archived online through September 9, 2010. In addition, listeners may dial (877) 312-5529 in North America, and international listeners may dial (253) 237-1147.  Participants from the Company will be Ed Donnelly, Chief Executive Officer, and Ken Misch, Chief Financial Officer. A telephonic playback will be available from 7:30 p.m. EDT, August 25, 2010, through September 9, 2010.  To hear the playback, participants can dial (800) 642-1687 and international listeners may dial (706) 645-9291. The conference ID number is 89271395.

Explanatory Note and Non-GAAP Financial Measures

DynaVox Inc. completed an initial public offering (IPO) on April 27, 2010. As a result of the IPO and certain other recapitalization transactions, DynaVox Inc. became the sole managing member of and has a controlling interest in DynaVox Systems Holdings LLC and its subsidiaries (“DynaVox Holdings” or “Predecessor”). References to “DynaVox,” the “Company,” and “Successor” refer, subsequent to the IPO and related transactions, to DynaVox Inc. and its consolidated subsidiaries and these references (other than “Successor”) refer, prior to the IPO and related transactions, to DynaVox Holdings.

This release presents income statement line items down to income before non-controlling interest and income taxes for the fourth quarter and full year of fiscal 2010 on an aggregated basis that adds the results of the Predecessor with those of the Successor, which is not a presentation in accordance with GAAP but which the Company believes provides useful information that facilitates the comparability of its results for these periods.

This release also presents adjusted pro forma net income, which as defined by the Company represents net income for the Successor and Predecessor entities before non-controlling interest and after pro forma corporate income tax expense applied at an assumed 38.0% rate, which includes a provision for U.S. federal income taxes, assumes the highest statutory rates apportioned to each state, local and/or foreign jurisdiction and assumes the full exchange of New Class A Units of DynaVox Holdings into Class A Common Stock.  Adjusted pro forma net income per diluted share consists of adjusted pro forma net income, divided by the aggregate number of the Company’s Class A Common Stock outstanding, assuming full exchange of New Class A Units of DynaVox Holdings into Class A Common Stock of DynaVox Inc. and giving effect to the dilutive impact, if any, of stock options and restricted stock awards.

This release also presents Adjusted EBITDA, as defined by the Company as net income before interest income, interest expense, income taxes, depreciation, amortization and other adjustments noted in the table below.

Adjusted EBITDA, adjusted pro forma net income and adjusted pro forma net income per share, however, do not represent and should not be considered as an alternative to net income, net income per share or cash flow from operating activities, as determined in accordance with GAAP, and our calculations thereof may not be comparable to similarly entitled measures reported by other companies.

Forward-Looking Statements

This press release contains forward-looking statements, including the information presented above under the captions “Fiscal Year 2011 Guidance” and “New Product Introductions” which reflect our current views with respect to, among other things, our operations and financial performance. Our Fiscal Year 2011 Guidance assumes, among other items, the timely and successful launch of the new products discussed under New Product Introductions.  You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. We believe these factors include but are not limited to those described under “Risk Factors” in our Prospectus dated April 21, 2010 filed with the Securities and Exchange Commission in accordance with Rule 424(b) of the Securities Act on April 23, 2010, which is accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

About DynaVox Inc.

DynaVox Inc. (Nasdaq: DVOX) is a publicly traded holding Company with its headquarters in Pittsburgh, Pennsylvania, whose primary operating entities are DynaVox Systems LLC and Mayer-Johnson LLC.  DynaVox is the leading provider of speech generating devices and symbol-adapted special education software used to assist individuals in overcoming their speech, language and learning challenges. These solutions are designed to help individuals who have complex communication and learning needs participate in the home, classroom and community.  Our mission is to enable our customers to realize their full communication and education potential by developing industry-leading devices, software and content and by providing the services to support them. We assist individuals, families, and professionals with an extensive field support organization, as well as centralized technical and reimbursement support.  For more information, visit www.dynavoxtech.com.

Schedule of Tables

Unaudited Condensed Consolidated Statements of Income for the Aggregated Thirteen Weeks Ended July 2, 2010, the Period from April 28, 2010 to July 2, 2010 (Successor), the Period from April 3, 2010 to April 27, 2010 and the Fourteen Weeks Ended July 3, 2009 (Predecessor)

Unaudited Condensed Consolidated Statements of Income for the Aggregated Fifty-Two Weeks Ended July 2, 2010, the Period from April 28, 2010 to July 2, 2010 (Successor), the Period from July 4, 2009 to April 27, 2010 and the Fifty-Three Weeks Ended July 3, 2009 (Predecessor)

Reconciliation of Net Income to Adjusted EBITDA for the Aggregated Thirteen Weeks Ended July 2, 2010; the Fourteen Weeks Ended July 3, 2009 (Predecessor), the Aggregated Fifty-Two Weeks Ended July 2, 2010 and the Fifty-Three Weeks Ended July 3, 2009 (Predecessor)

Reconciliation of Net Income to Adjusted Pro Forma Net Income and Adjusted Pro Forma Net Income per Share for the Thirteen Weeks Ended July 2, 2010 and the Fifty-Two Weeks Ended July 2, 2010.

DYNAVOX INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	Aggregated	Successor	Predecessor
	Thirteen Weeks Ended July 2, 2010	Period from April 28, 2010 to July 2, 2010	Period from April 3, 2010 to April 27, 2010	Fourteen Weeks Ended July 3, 2009

Net sales	$33,054	$25,803	$7,251	$30,406
Cost of sales	7,903	6,178	1,725	7,736

Gross profit	25,151	19,625	5,526	22,670

Selling and marketing	7,638	5,342	2,296	7,555
Research and development	2,883	2,194	689	2,023
General and administrative	6,530	5,542	988	3,795
Amortization of certain intangibles	115	87	28	120

Income from operations	7,985	6,460	1,525	9,177

Interest income	18	12	6	31
Interest expense	(964)	(440)	(524)	(2,426)
Change in fair value and net (loss) gain on interest rate swap agreement	(81)	(87)	6	(194)
Loss on extinguishment of debt	(2,441)	—	(2,441)	—
Other (expense) income — net	(11)	(10)	(1)	203

Income before income taxes	$4,506	5,935	(1,429)	6,791
Income taxes		875	(312)	105

Net income attributable to the controlling and the non-controlling interest		5,060	$(1,117)	$6,686

Less: Net income attributable to the non-controlling interest		(4,071)

Net income attributable to DynaVox Inc.		$989

Weighted-average shares of Class A common stock outstanding:
Basic		9,375,000
Diluted		9,687,366
Net income available to Class A common stock per share:
Basic		$0.11
Diluted		$0.10

DYNAVOX INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	Aggregated	Successor	Predecessor
	Fifty-Two Weeks Ended July 2, 2010	Period from April 28, 2010 to July 2, 2010	Period from July 4, 2009 to April 27, 2010	Fifty-Three Weeks Ended July 3, 2009

Net sales	$114,299	$25,803	$88,496	$91,160
Cost of sales	27,933	6,178	21,755	24,366

Gross profit	86,366	19,625	66,741	66,794

Selling and marketing	34,127	5,342	28,785	28,152
Research and development	10,106	2,194	7,912	6,886
General and administrative	17,841	5,542	12,299	11,854
Amortization of certain intangibles	1,078	87	991	468

Income from operations	23,214	6,460	16,754	19,434

Interest income	55	12	43	111
Interest expense	(6,801)	(440)	(6,361)	(9,235)
Change in fair value and net loss on interest rate swap agreement	(746)	(87)	(659)	(1,588)
Loss on extinguishment of debt	(2,441)	—	(2,441)	—
Other (expense) income — net	(95)	(10)	(85)	296

Income before income taxes	$13,186	5,935	7,251	9,018
Income taxes		875	102	181

Net income attributable to the controlling and the non-controlling interest		$5,060	$7,149	$8,837

Less: Net income attributable to the non-controlling interest		(4,071)

Net income attributable to DynaVox Inc.		$989

Weighted-average shares of Class A common stock outstanding:
Basic		9,375,000
Diluted		9,687,366
Net income available to Class A common stock per share:
Basic		$0.11
Diluted		$0.10

DYNAVOX INC.

Adjusted EBITDA

(Unaudited)

(Dollars in thousands)

	Aggregated		Aggregated
	Thirteen Weeks Ended July 2, 2010 (Unaudited)	Fourteen Weeks Ended July 3, 2009 (Unaudited)	Fifty-Two Weeks Ended July 2, 2010 (Unaudited)	Fifty-Three Weeks Ended July 3, 2009 (Unaudited)
Other Financial Data

Adjusted EBITDA (1)	$12,126	$11,365	$32,929	$24,472

(1) The Adjusted EBITDA presented consists of earnings before interest, income taxes, depreciation, amortization, and other adjustments noted in the table below.

	Adjusted EBITDA Reconciliation
	Aggregated		Aggregated
	Thirteen Weeks Ended July 2, 2010 (Unaudited)	Fourteen Weeks Ended July 3, 2009 (Unaudited)	Fifty-Two Weeks Ended July 2, 2010 (Unaudited)	Fifty-Three Weeks Ended July 3, 2009 (Unaudited)
		(Amounts in thousands)

Income before income taxes	4,506	6,791	13,186	9,018
Depreciation	724	645	2,871	2,189
Amortization	236	120	1,428	468
Interest income	(17)	(31)	(55)	(111)
Interest expense	963	2,426	6,801	9,235
Change in fair value and net loss on interest rate swap agreement	81	194	746	1,588
Loss on extinguishment of debt (a)	2,441	—	2,441	—
Other (income) expense, net (b)	(84)	47	(84)	47
Equity-based compensation	2,194	257	2,767	764
Employee severance and other costs	734	346	1,355	501
Acquisition costs (c)	139	430	484	430
Management fee (d)	75	75	300	300
Other adjustments (e)	134	65	689	43
Adjusted EBITDA	$12,126	$11,365	$32,929	$24,472

(a) Early repayment penalty and related expenses resulting from $31,000 aggregate principal amount of senior subordinated notes repaid with proceeds from IPO.

(b) Excludes realized foreign currency gains or losses.

(c) Legal, accounting and other external costs related to the purchases of Blink -Twice Inc. and Eye Response Technologies, Inc.

(d) Prior to April 21, 2010 we received advisory services from Vestar Capital Partners and certain pre -IPO owners. These arrangements concluded on April 21, 2010.

(e) Includes certain amounts related to professional fees on debt financing, non -recurring equity valuation cash compensation expense, recoveries from property insurance claims and other taxes.

Adjusted EBITDA represents net income before non-controlling interest and income taxes, interest income, interest expense, and depreciation and amortization and the other adjustments noted in the table above. We present Adjusted EBITDA because:

• Adjusted EBITDA is used by management in managing our business as an indicator of our operating performance;

• Our compliance with certain covenants in our credit agreement is measured based on Adjusted EBITDA; and

• Targets for Adjusted EBITDA are among the measures we use to evaluate our management’s performance for purposes of determining their compensation under our management incentive bonus plan.

Our management uses Adjusted EBITDA principally as a measure of our operating performance and believes that Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in industries similar to ours. We also believe Adjusted EBITDA is useful to our management and investors as a measure of comparative operating performance from period to period. Our management also uses Adjusted EBITDA for planning purposes, including the preparation of our annual operating budget and financial projections. Adjusted EBITDA, however, does not represent and should not be considered as an alternative to net income or cash flow from operating activities, as determined in accordance with GAAP, and our calculations thereof may not be comparable to similarly entitled measures reported by other companies. Although we use Adjusted EBITDA as a measure to assess the operating performance of our business, Adjusted EBITDA has significant limitations as an analytical tool because it excludes certain material costs. For example, it does not include interest expense or the change in fair value on our related interest rate swap agreements, which have been necessary elements of our costs. Because we use capital assets, depreciation expense is a necessary element of our costs and ability to generate revenue. In addition, the omission of the substantial amortization expense associated with our intangible assets further limits the usefulness of this measure. Adjusted EBITDA also does not include the payment of income taxes, which is also a necessary element of our operations. Adjusted EBITDA also does not include expenses incurred in connection with equity-based compensation to our employees, certain costs relating to restructuring and acquisitions, debt refinancing fees, an insurance recovery and management fees that we have paid to Vestar and certain other existing owners pursuant to a management agreement. Because Adjusted EBITDA does not account for these expenses, its utility as a measure of our operating performance has material limitations. Because of these limitations management does not view Adjusted EBITDA in isolation or as a primary performance measure and also uses other measures, such as net income, net sales, gross profit and income from operations, to measure operating performance.

DYNAVOX INC.

Adjusted Pro Forma Net Income

(Unaudited)

(Dollars in thousands, except per share amounts)

	Thirteen Weeks Ended July 2, 2010	Fifty-Two Weeks Ended July 2, 2010

Net income attributable to DynaVox Inc.	$989	$989

Adjustments:
Predecesor net (loss) income	(1,117)	7,149
Net income attributable to the non-controlling interest	4,071	4,071
Income taxes	(1,149)	(4,034)
Total adjustments	1,805	7,187

Adjusted pro forma net income	$2,794	$8,175

Pro forma fully exchanged, diluted shares outstanding	30,144,887	30,144,887

Adjusted pro forma net income per fully exchanged, diluted shares	$0.09	$0.27

Adjusted pro forma net income, as defined by DynaVox, represents net income for the successor and predecessor entities before non-controlling interest and after pro forma corporate income tax expense applied at an assumed 38.0% rate, which includes a provision for U.S. federal income taxes, assumes the highest statutory rates apportioned to each state, local and/or foreign jurisdiction and assumes the full exchange of New Holdings Units into Class A Common Stock as described below.  Adjusted pro forma net income per share consists of adjusted proforma net income, divided by the aggregate number of the Company’s Class A Common Stock outstanding, assuming full exchange of New Holdings Units of DynaVox Holdings into Class A Common Stock of DynaVox Inc. and giving effect to the dilutive impact, if any, of stock options and restricted stock awards.

The table above provides a reconciliation of net income to adjusted pro forma net income and adjusted pro forma net income per share.